Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2018 OPERATING RESULTS

ISSAQUAH, Wash., December 14, 2017- Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter (twelve weeks) of fiscal 2018, ended November 26, 2017.

Net sales for the first quarter were $31.12 billion, an increase of 13.3 percent from $27.47 billion during the first quarter last year.

While this year’s twelve-week first quarter included one less sales day in the U.S. than the first quarter last year (due to the shift of the Thanksgiving holiday this year), pre-Thanksgiving and Black Friday/Holiday weekend sales fell into the first quarter this year compared to the second quarter last year. Combined, these factors produced an estimated net benefit of approximately 1.5% in the U.S., and slightly less worldwide.

Comparable sales for the first quarter fiscal 2018 were as follows:

	12 Weeks	12 Weeks
		w/o gas inflation & FX
U.S.	10.3%	8.7%
Canada	11.3%	4.3%
Other International	10.1%	8.2%
Total Company	10.5%	7.9%

E-commerce	43.5%	42.1%

Reported net income for the quarter was $640 million, or $1.45 per diluted share, compared to $545 million, or $1.24 per diluted share, last year. This year’s first quarter benefited from a $41 million ($0.09 per diluted share) tax benefit related to a change in accounting rules for stock-based compensation. Last year’s first quarter benefited from a non-recurring $51 million ($0.07 per diluted share after tax) legal settlement.

Costco currently operates 746 warehouses, including 518 in the United States and Puerto Rico, 98 in Canada, 37 in Mexico, 28 in the United Kingdom, 26 in Japan, 13 in Korea, 13 in Taiwan, nine in Australia, two in Spain, one in Iceland and one in France. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 14, 2017, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements.

Press Release

These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	November 26, 2017	November 20, 2016
REVENUE
Net sales	$31,117	$27,469
Membership fees	692	630

Total revenue	31,809	28,099
OPERATING EXPENSES
Merchandise costs	27,617	24,288
Selling, general and administrative	3,224	2,940
Preopening expenses	17	22

Operating income	951	849
OTHER INCOME (EXPENSE)
Interest expense	(37)	(29)
Interest income and other, net	22	26

INCOME BEFORE INCOME TAXES	936	846
Provision for income taxes	285	291

Net income including noncontrolling interests	651	555
Net income attributable to noncontrolling interests	(11)	(10)

NET INCOME ATTRIBUTABLE TO COSTCO	$640	$545

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.46	$1.24

Diluted	$1.45	$1.24

Shares used in calculation: (000’s)
Basic	437,965	438,007
Diluted	440,851	440,525

Cash dividends declared per common share	$0.50	$0.45

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	November 26, 2017	September 3, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,689	$4,546
Short-term investments	1,196	1,233
Receivables, net	1,559	1,432
Merchandise inventories	11,213	9,834
Other current assets	240	272

Total current assets	19,897	17,317

PROPERTY AND EQUIPMENT
Land	5,915	5,690
Buildings and improvements	15,523	15,127
Equipment and fixtures	6,859	6,681
Construction in progress	812	843

	29,109	28,341
Less accumulated depreciation and amortization	(10,427)	(10,180)

Net property and equipment	18,682	18,161

OTHER ASSETS	799	869

TOTAL ASSETS	$39,378	$36,347

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$11,992	$9,608
Accrued salaries and benefits	2,791	2,703
Accrued member rewards	973	961
Deferred membership fees	1,590	1,498
Other current liabilities	3,014	2,725

Total current liabilities	20,360	17,495
LONG-TERM DEBT, excluding current portion	6,478	6,573
OTHER LIABILITIES	1,184	1,200

Total liabilities	28,022	25,268

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.01 par value; 900,000,000 shares authorized; 439,185,000 and 437,204,000 shares issued and outstanding	4	4
Additional paid-in capital	5,811	5,800
Accumulated other comprehensive loss	(1,037)	(1,014)
Retained earnings	6,300	5,988

Total Costco stockholders’ equity	11,078	10,778
Noncontrolling interests	278	301

Total equity	11,356	11,079

TOTAL LIABILITIES AND EQUITY	$39,378	$36,347